Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Park Ha Biological Technology Co., Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be paid	Equity	Ordinary shares, par value $0.00002 per share	(1)	Other	3,000,000	$5.24	$15,720,000	$0.0001531	$2,406.73
			Total Offering Amounts				$15,720,000		$2,406.73
			Total Fees Previously Paid						0
			Total Fee Offsets						0
			Net Fee Due						$2,406.73

Offering Note

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of ordinary shares (“Ordinary Shares”) of Park Ha Biological Technology Co., Ltd. (the “Registrant”) that become issuable under the Registrant’s 2025 Share Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of $5.24 per share, which is the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Capital Market on February 28, 2025 (rounded up to the nearest cent).